UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) _________February 20, 2009___________

FelCor Lodging Trust Incorporated

(Exact name of registrant as specified in its charter)

Maryland	001-14236	75-2541756
(State or other jurisdiction	(Commission	(IRS Employer

                of incorporation)File Number)Identification No.)

545 E. John Carpenter Frwy., Suite 1300
Irving, Texas	75062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code ______________(972) 444-4900___________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

          Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2009, our Compensation Committee (the “Committee”) and our Board of Directors both approved the issuance of certain long-term compensation to our officers.

Historically, our long-term compensation had been issued in the form of restricted stock grants. An officer would normally receive shares of restricted stock equal in value (at the time of grant) to a set percentage of his or her base salary, which percentage reflects an adjustment to account for FelCor’s corporate performance over the immediately preceding year. Shares thus granted would be subject to annual vesting in three equal increments on March 1st of the next three years, assuming continued employment with FelCor as of the relevant vesting date.

The Committee reconfirmed its fundamental philosophy that our officers should receive a significant portion of their compensation in the form of long-term compensation, the amount of which is determined (in part) based upon performance and which would be subject to multi-year vesting. At the same time, in light of historically low trading prices for our common stock (due largely to the extraordinary circumstances affecting the worldwide economy that arose in 2008 and are continuing), the Committee considered whether issuing the full number of shares of restricted stock – at these historically low trading prices – under our 2005 Restricted Stock and Stock Option Plan (the “2005 Plan”) pursuant to the previously adopted program would be unduly dilutive to our stockholders. Further, the Committee took into consideration that the number of shares authorized under the 2005 Plan was intended to provide sufficient shares for annual grants to be made through 2011. The issuance of the full number of restricted shares at current prices would [more than] exhaust the shares available under the 2005 Plan this year.

In light of these considerations, the Committee concluded that, in lieu of issuing the full number of shares of restricted stock at abnormally low prices, FelCor would instead limit the number of shares to be issued (the value of which was calculated based upon the closing price of our common stock on February 19, 2009) and pay cash to its officers in an amount equal to the balance of the value of restricted stock that would otherwise have been granted under the program. The number of shares to be issued is approximately one-third of the shares available for issuance under our equity incentive plans (after issuing 16,000 shares, in the aggregate, to our independent directors as a portion of the consideration for their 2008 service). The Committee determined that because the remaining shares under the 2005 Plan were originally intended to be sufficient for three more years, issuing one-third of those shares this year would be consistent with the shareholders’ original expectations. At the same time, given that the program contemplates that grantees would be granted shares of restricted stock having a set value, as of the grant date, the Committee determined that the difference in the value of the shares granted in 2009 to each grantee and the value of the restricted stock that would have customarily been granted under normal conditions would be made up with cash payments. These cash payments would be contingent obligations of FelCor and would be paid by FelCor in accordance with the same vesting and forfeiture provisions applicable to our restricted stock grant program and our change in control and severance agreements. Consequently, the cash payment obligation would be contingent upon continued employment and not be payable until the scheduled vesting dates beginning next year, thereby preserving FelCor’s cash for more immediate needs.

The Committee will take into consideration market conditions, the best interests of our shareholders and other relevant circumstances in future years to determine whether we can return to our customary restricted stock program. The foregoing summary of our 2009 restricted stock grants and related supplemental cash payments is qualified in its entirety by reference to the full text of the form of the agreement relating to such grants and payments, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

          The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description of Exhibit

10.1	Form of agreement relating to 2009 grants of restricted stock and supplemental long-term compensation

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELCOR LODGING TRUST INCORPORATED

Date: February 20, 2009	By:	/s/Jonathan H. Yellen
	Name:	Jonathan H. Yellen
	Title:	Executive Vice President General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Form of agreement relating to 2009 grants of restricted stock and supplemental long-term compensation